Exhibit 99.1

Contact: Garry O. Ridge
Ph: 619-275-9324

WD-40 Company Second Quarter Fiscal 2005 Dividend Announcement

San Diego - April 1, 2005 / PR Newswire/—WD-40 Company (Nasdaq: WDFC) today announced that its board of directors declared on Thursday, March 31, 2005 an increase in the regular quarterly dividend to $.22 per share, payable Friday, April 29, 2005 to stockholders of record on Monday, April 18, 2005.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The company will leverage and build the brand fortress of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose lubricants, WD-40®, and 3-IN-ONE®, the Lava® and Solvol® brands of heavy-duty hand cleaners, and household products 2000 Flushes®, X-14®, Carpet Fresh®, Spot Shot® and 1001®. WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $242.5 million in fiscal 2004. Additional information about WD-40 Company can be obtained online at www.wd40.com.